EXHIBIT 10.1

Lindsay Corby

Re:	Employment Terms

Dear Lindsay:

On behalf of the Board of Directors of each of Byline Bancorp, Inc., a Delaware corporation (the “Holding Company”), and Byline Bank, an Illinois chartered bank (the “Company”), (the “Holding Company Board” and the “Board”, respectively), I am pleased to confirm your continued employment on the terms set forth in this letter (this “Agreement”). In this Agreement, references to your employment by the Company or your duties or obligations to the Company shall include your employment by and duties and obligations to the Holding Company, and references in this Agreement to the Company’s obligations to provide compensation or make payments to you shall include obligations of the Holding Company to pay or provide, or to cause the Company to pay or provide, in either case without duplication, such compensation or payments to you.  In addition, references to the Board shall include the Holding Company Board.

1.Term.  The term of this Agreement commences upon your written acceptance below and will expire on the third anniversary of your acceptance date; provided, the term will automatically renew on such date for one (1) year, and for one (1) year on each subsequent anniversary of such date thereafter, unless at any time not less than one hundred twenty (120) days prior to the end of such term either the Company or you notify the other in writing of the intention not to further extend the term; provided further, (a) the term of this Agreement shall terminate on any termination of your employment and (b) upon the occurrence of a Change in Control (as defined on the Attachment) the term of this Agreement shall renew for the period expiring on the first anniversary of such Change in Control and shall not automatically renew thereafter.  The period under this Section 1, as may be so renewed, is referred to herein as the “Term”.  Absent a written agreement by the parties to the contrary, upon the expiration of the Term, this Agreement (all rights and obligations herein) will terminate (except for those provisions that specifically survive) and your employment will continue thereafter at-will.

2.Position; Principal Place of Employment.  You will be employed as Executive Vice President and Chief Financial Officer of the Holding Company and the Company, reporting to the Chief Executive Officer.  Your principal place of employment will be at the Company’s corporate offices designated from time to time by the Chief Executive Officer. Your duties shall be as may be prescribed by the Company’s by-laws and as may be assigned by the Chief Executive Officer from time to time commensurate with your position.  During your employment, you owe an undivided duty of loyalty to the Company and agree to devote your full business time and attention to the performance of your duties and responsibilities.  You shall perform your duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the banking industry from time to time.  You will not work full-time for another employer, and all part-time employment, including any self-employment shall be disclosed to the Company not less frequently than on the anniversary of the date of this Agreement. You may serve on charitable boards or committees at your discretion without consent of the Board and, in addition, on such corporate boards as are approved by the Board in its sole discretion, so long as such activities do not interfere materially with performance of your responsibilities hereunder. In addition, you are subject to the Company’s codes of ethics or similar policies which you are advised are applicable to you and all such other activities are

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Lindsay Corby

subject to the principles thereunder not to engage in any activity that may, in the sole discretion of the Board, be determined to be a conflict of interest. To the extent requested by the Board or Chief Executive Officer, you agree to serve without additional compensation as an officer and/or director of any of the Company’s subsidiaries.

3.Base Salary.  You will be paid a base salary at an annual rate of $330,000 (the “Base Salary”), subject to applicable withholdings and payable in accordance with the regular payroll practices of the Company. The amount of the Base Salary may be increased, but not decreased from time to time in accordance with the amounts of salary approved by the Board or a committee thereof (without limiting the applicability of Section 7(c) pursuant to a voluntary termination for Good Reason).  In order to effectuate the purpose of the preceding sentence, the amount of the Base Salary shall be reviewed by such committee or Board at least every year during the term of this Agreement.

4.Annual Incentive.  You will be eligible to participate in the Company’s Executive Incentive Plan (the “EIP”) as in effect from time to time.  Under the EIP, you will have the opportunity to earn an annual target cash bonus of 40% of your Base Salary (or such other percentage as the Board or a committee thereof may establish from time to time), in accordance with the terms thereof, based upon your achievement of applicable performance objectives as determined in the sole discretion of the Board (or a committee thereof).  Your annual bonus, to the extent earned under the EIP, will be paid not later than March 31 of the fiscal year following the fiscal year of performance.  You will not be entitled to a bonus for any particular year unless you are employed on the date such bonus is paid (unless otherwise provided herein or in the EIP).

5.Long-Term Incentive Program.  You have received equity awards under the Byline Bancorp Equity Incentive Plan and 2017 Omnibus Incentive Compensation Plan (the “2017 Plan”) adopted by the Holding Company and will continue to be eligible to receive awards under the 2017 Plan, in each case on such terms and conditions as are set forth in the award agreement applicable thereto.

6.Employee Benefits; Vacation; Expenses.

(a)You will be entitled to participate in all employee benefit plans that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees, subject to satisfying the applicable eligibility requirements.  Unless otherwise provided in this Agreement, all benefits are subject to the terms and conditions of the plan or arrangement under which such benefits accrue, as may be amended or terminated at any time and from time to time in the sole discretion of the Company.

(b)You will be entitled to annual paid time off in accordance with the Company’s policy applicable to senior executives, but in no event less than four (4) weeks per calendar year (prorated for any partial calendar year of employment).

(c)You will be entitled to a benefit at Company expense that pays upon your death a lump sum cash amount equal to 200% of your Base Salary but not exceeding $750,000.  The Company may provide this benefit, in its sole discretion, through its purchase of a life insurance policy, in which event you will fully cooperate with any physical examination and other underwriting requirements to obtain such life insurance.  The Company will deduct any applicable tax withholdings from other compensation due you or from the proceeds of such benefit, as may apply.

(d)During the Term, the Company shall pay or reimburse you for the monthly dues (but not any capital assessments) of membership in a social or business club (e.g., the Economic Club of Chicago) selected at your reasonable discretion.

Lindsay Corby

(e)Upon presentation of appropriate documentation, you will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses (including your cell phone expenses) incurred in connection with the performance of your duties hereunder.

(f)The Company shall reimburse you for reasonable professional fees (attorneys, accountants, tax advisers) incurred by you in the preparation, negotiation and execution of this Agreement (and other agreements referenced herein) in an amount not to exceed $10,000.

7.Termination; Change in Control.  Your employment may be terminated by the Company or you for any reason at any time pursuant to written notice, and will terminate automatically on your death; provided, you shall give the Company not less than 30 days’ prior written notice of any termination by you, with or without Good Reason (as defined on the Attachment hereto (the “Attachment”)).  Any payments made and benefits provided to you under this Agreement will be in lieu of any termination or severance payments or benefits for which you (or your estate in the event of your death) otherwise may be eligible under any of the plans, practices, policies or programs of the Company or its affiliates.  If termination occurs at a time when the Company is deemed to be in troubled condition by the Federal Deposit Insurance Corporation (the “FDIC”) and is subject to the FDIC’s golden parachute regulations under 12 C.F.R. Part 359, the payments referenced in this Section 7 shall be subject to prior regulatory approval and shall be limited to an aggregate amount equal to the lesser of (i) 12 months of Base Salary, or (ii) the amount otherwise owed to you hereunder.  Any payment made pursuant to this Section 7 which is subject to the FDIC’s golden parachute regulations shall be subject to a right of the Company (or its successor) to recoup such payment from you if the Company (or its successor) subsequently determines, in its reasonable discretion, that you have engaged in any of the activities or offenses set forth in 12 C.F.R. Section 359.4(a)(i) - (iv).  After receipt of written notice from the Company that it has made a determination as provided for in this Section 7, you agree to reimburse the Company for the subject payment made pursuant to this Section 7 within 30 days after receipt of such written notice. Further, you agree to indemnify the Company for any costs incurred by the Company in recouping such amount in the event that you fail to reimburse such amount within 30 days of receiving the Company written notice under this Section 7.

(a)Death; Disability.  In the event that your employment terminates due to your death or Disability (as defined on the Attachment), you will be entitled to:  (i) any unpaid Base Salary, and any unused paid time off, accrued through the date of termination, payable as promptly as practicable after your employment terminates; (ii) reimbursement of any unreimbursed expenses incurred through the date of termination in accordance with Section 6(e), payable as promptly as practicable after your employment terminates; and (iii) all other payments or benefits to which you may be entitled under the terms of any applicable employee benefit plans and programs in which you participated immediately prior to such termination (clauses (i), (ii) and (iii) collectively being the “Accrued Amounts”).  On such termination, you will also be entitled to (iv) any unpaid EIP bonus earned with respect to any fiscal year ending on or preceding the date of termination (“Unpaid EIP”); and (v) a pro rata portion of your EIP bonus for the fiscal year in which your termination occurs, payable at the time that EIP bonuses are paid to other senior executives for such year, in an amount equal to (x) the amount that you would have earned based upon actual performance had your employment continued through the end of the fiscal year multiplied by (y) a fraction the numerator of which is the number of days you were employed during the fiscal year and the denominator of which is 365 (“Pro Rata Bonus”).  In the event of your death, your beneficiary will also be entitled to your death benefit under Section 6(c).

Lindsay Corby

(b)Termination For Cause or Without Good Reason.  If your employment should be terminated by the Company for Cause (as defined on the Attachment) or by you without Good Reason, you will be entitled to only the Accrued Amounts.

(c)Termination Without Cause or For Good Reason; Change in Control.

(i)If your employment is terminated by the Company without Cause (and not due to Disability) or by you for Good Reason at any time during the Term (and not upon the expiration of the Term) other than on or following the occurrence of a Change in Control, the Company will pay or provide you:  (A) the Accrued Amounts and any Unpaid EIP; (B) a Pro Rata Bonus; and (C) a cash amount equal to the product of (x) one (1.0) multiplied by (y) the sum of (I) your Base Salary plus (II) the excess of the applicable COBRA premium for health, dental and vision care benefits on the date of termination (provided that you elect COBRA continuation coverage) over the amount of health, dental and vision care premiums charged to active employees of the Company for like coverage on the date of termination, which amount under this clause (C) will be payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of twelve (12) months from your date of termination commencing on the first complete payroll payment date following the date that the Release (defined below) becomes effective; provided, that the Company’s obligation to pay the amount in subclause (II) will immediately cease to the extent required to avoid adverse tax consequences to the Company.  The amount payable under clause (C), above, will not be reduced or terminated due to compensation you may receive from any subsequent employment or self-employment.

(ii)If your employment is terminated by the Company without Cause (and not due to Disability) or by you for Good Reason at any time during the Term (and not upon the expiration of the Term), and on or within one (1) year following the occurrence of a Change in Control, the Company (or its successor) will pay or provide you:  (A) the Accrued Amounts and any Unpaid EIP; (B) a Pro Rata Bonus; and (C) a cash amount equal to the product of (x) two (2.0) multiplied by (y) the sum of (I) your Base Salary plus (II) the higher of the two immediately preceding completed fiscal years’ earned bonuses (irrespective of whether the later of the preceding years’ bonus had yet been paid) plus (III) the excess of the applicable COBRA premium for health, dental and vision care benefits on the date of termination (provided that you elect COBRA continuation coverage) over the amount of health, dental and vision care premiums charged to active employees of the Company for like coverage on the date of termination, which amount under this clause (C) will be payable in a lump sum within fifteen (15) days after the Release becomes effective; provided, that the Company will not be obligated to pay the amount in subclause (III) to the extent required to avoid adverse tax consequences to the Company.

(iii)Conditions.  Any payments or benefits made or provided pursuant to Section 7(c)(i) or (ii), as the case may be, other than Accrued Amounts, are subject to your (A) compliance with the Agreement Protecting Company Interests (as provided at Section 8 hereof); (B) delivery to the Company of an executed general release of claims in a form substantially identical to the form of release attached hereto as Exhibit A (“Release”) within forty-five (45) days of presentation thereof by the Company to you; and (C) if such payments are due in connection with a termination of your employment, delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.  Anything in this Section 7(c) to the contrary notwithstanding, to the extent that any payment conditioned upon such effective Release is deferred compensation under Section 409A (defined below) and the period during which you have discretion to execute or revoke the Release straddles two calendar years, then the Company will make or commence, as

Lindsay Corby

may apply, such payments on the earliest practicable date in such second year after the Release becomes effective.

(iv)Except as provided herein, you will not be obligated to mitigate amounts payable or arrangements made under the provisions of this Agreement and the obtaining of other employment shall in no event effect any reduction of the Company’s obligations under this Agreement. Except as provided herein, the Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others.

(d)Long Term Incentive Awards.  The terms of the applicable award agreement shall govern the treatment of your awards under the Holding Company’s long-term incentive plans upon a termination of your employment.

8.Agreement Protecting Company Interests.  As a condition of the Company entering into this Agreement and your continuing employment hereunder, you have or will enter into the Company’s and Holding Company’s standard form of Agreement Protecting Company Interests, with a “Restriction Period” thereunder of twelve (12) months.  The Agreement Protecting Company Interests and the covenants thereunder will survive any expiration of this Agreement or termination of your employment.

9.Possible Reduction to Avoid Excise Tax on Golden Parachute Payments.  In the event that any amounts payable pursuant to Section 7 hereof or other payments or benefits otherwise payable to you under this Agreement or under any other agreement, plan or program or otherwise payable to you by the Company or an affiliate thereof (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and (b) but for this Section 9 would be subject to the excise tax imposed by Section 4999 of the Code, then such amounts payable under this Agreement and under such other plans, programs and agreements shall be either (i) delivered in full, or (ii) delivered in such lesser amount that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts under clause (i) or clause (ii), taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Any reduction in payments or benefits required by this Section 9 shall occur in the following order:  (1) any long-term cash incentive payments due to you upon the occurrence of the event triggering such parachute payments, (2) cash severance pay, (3) any Pro Rata Bonus, and (4) reduction of vesting acceleration of equity awards (in reverse order of the date of the grant). All determinations required to be made under this Section 9 shall be made by the Company’s independent tax preparer or, if the Company in its sole discretion determines not to use such tax preparer, such other nationally or regionally recognized certified public accounting firm selected by the Company and reasonably acceptable to you (the “Firm”).  All fees and expenses of the Firm shall be borne by the Company.

10.Standard Regulatory Provisions.

(a)If you are prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, (12 U.S.C. §1818(e)(3) or (g)(1)), the Company’s obligations under this contract shall be suspended as of the date of such service, unless stayed by appropriate proceedings.

Lindsay Corby

(b)If you are removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, (12 U.S.C. §1818(e)(4) or (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of such order.

(c)If the Company is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1)), all obligations of the Company under this Agreement shall terminate as of the date of default.

(d)All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of the Company:  (i) by the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. §1823(c)); or (ii) by the FDIC at the time the FDIC approves a supervisory merger to resolve problems related to operation of the Company or when the Company is determined to be in an unsafe and unsound condition.  All obligations of the Company under this Agreement shall terminate as of the effective date of any of the foregoing FDIC actions.

(e)Any payments made to you pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and FDIC Regulation 12 CFR Part 359, regarding “golden parachute payments” and “prohibited indemnification payments”.

11.Arbitration.  To the fullest extent permitted by law, all claims that you may have against Company (or any other released party under the Release), or which the Company may have against you, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in Chicago, Illinois.  The Arbitration will be held pursuant to the American Arbitration Association’s Commercial Rules and Mediation Procedures (other than for large or complex disputes).  The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based.  Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.  Either party may bring an action in a court situated in Cook County, Illinois to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.  Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement (including but not limited to the provisions of the Agreement to Protect Company Interests), seek a temporary restraining order or injunction in a court situated in Cook County, Illinois restraining such breach pending a determination on the merits by the arbitrator.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

12.Indemnification; Liability Insurance.  Each of the Holding Company and the Company agrees to indemnify you and hold you harmless to the maximum extent permitted by the Holding Company’s and Company’s charter and by-laws (as in effect on the date hereof and without regard for any adverse amendment or repeal hereafter that is not applicable to members of the Holding Company Board or the Board, as applicable).  During the Term and at all times thereafter during which you may be subject to a liability to be indemnified under the preceding sentence, each of the Holding Company and the Company will cover you as an insured under any directors and officers liability insurance that insures its officers.  This Section 12 will survive any termination or expiration of this Agreement or termination of your employment.

Lindsay Corby

13.Your Representations.  You represent and warrant that your entering into this Agreement and your employment with the Company will not be in breach of any agreement with any current or former employer and that you are not subject to any other restrictions on solicitation of clients or customers or competing against another entity.  You understand that the Company has relied on this representation in entering into this Agreement.

14.Clawback.  In addition to any compensation recovery (clawback) which may be required by law and regulation, you acknowledge and agree that any compensation paid or awarded to you in connection with your employment with the Company shall be subject to any clawback requirements as set forth in the Company’s corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time; provided, that such requirements shall not be applied in a manner that discriminates against you unless otherwise required by law or regulation.  This Section 14 will survive any termination or expiration of this Agreement or termination of your employment.

15.Code Section 409A.  This Section 15 controls over anything in this Agreement to the contrary.  It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (collectively, “Section 409A”) so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A and this Agreement shall be interpreted accordingly.  To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations (“Separation from Service”), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) you incur a Separation from Service.  To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (a) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (c) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit. To the extent that Section 409A(a)(2)(B)(i) applies and you are a “specified employee” on the date of your separation from service, then any payment treated as deferred compensation under Section 409A will be postponed until the first business day after the expiration of six (6) months from the date of your separation from service (or your death if earlier).  To the extent necessary for a change in the time or manner of a payment due to a Change in Control to comply with Section 409A, such change shall be effective only if the Change in Control constitutes a change in the effective ownership or effective control of the Holding Company or the Company, as applicable, or a change in the ownership of a substantial portion of the assets of the Holding Company or the Company, as applicable, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5).

Lindsay Corby

16.General Provisions.

(a)Notices.  All notices, consents, and other communications to be given under this Agreement shall be in writing and (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, or (iii) delivered by overnight express delivery service or same-day local courier service, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 16(a):

If to the Holding Company and/or Company:

Byline Bancorp, Inc. and/or Byline Bank

180 North LaSalle Street

Suite 300

Chicago, Illinois 60601

(or such address hereafter where the Company locates its corporate offices)

Attention:  Director Human Resources

If to you:  At the most recent address on the payroll files of the Company

(b)Entire Agreement; Amendments; No Waiver.  This Agreement and the Agreement to Protect Company Interests supersedes all previous employment agreements, whether written or oral, between you and the Company, and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof.  If, and to the extent that, any other written or oral agreement between you and the Company is inconsistent with or contradictory to the terms of this Agreement or the Agreement to Protect Company Interests, the terms of this Agreement or the Agreement to Protect Company Interests, as applies, shall control.  No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by you and a duly authorized officer of the Company.  Failure of the any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

(c)Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of you and your heirs, executors, assigns and administrators or your estate and property and the Company and its successors and permitted assigns.  You may not assign or transfer to others your rights or obligation to perform your duties hereunder.

(d)Counterparts.  This Agreement may be signed in counterparts each of which will be deemed an original, but all of which will constitute one and the same instrument.

[Signature Page Follows This Page]

Lindsay Corby

On behalf of the Holding Company and the Board, I am excited to confirm your continuing employment under this Agreement and look forward to a mutually rewarding relationship.

Very truly yours,
BYLINE BANCORP, INC. and BYLINE BANK By: /s/ Alberto J. Paracchini Alberto J. Paracchini Chief Executive Officer
Date: August 7, 2019
Agreed and Accepted:
/s/ Lindsay Corby Lindsay Corby
Date: August 7, 2019

Lindsay Corby

ATTACHMENT

Definitions

“Cause” shall mean (A) your willful and continued failure to perform substantially your duties (after written notice and a reasonable period to cure); (B) your willfully engaging in illegal conduct, an act of dishonesty or gross misconduct related to the performance of your duties and responsibilities; (C) your being charged with a crime involving moral turpitude dishonesty, fraud, theft or financial impropriety; (D) your willful violation of a material requirement of any code of ethics or standards of conduct of the Company or the Holding Company applicable to you (after written notice and a reasonable period to cure, if curable) or your violation of your fiduciary duty to the Company or the Holding Company; or (E) a breach of the Agreement Protecting Company Interests; provided, that no act or failure to act by you shall be considered “willful” if such act or omission was conducted in good faith and with a reasonable belief that the action or omission was in the best interests of the Company or the Holding Company, as applicable.  Any such termination for Cause shall be predicated by notice to you together with a copy of a resolution, duly adopted by the Board (after a reasonable opportunity for you, together with your counsel, to be heard before the Board), describing the particulars of such “for Cause” termination.

“Change in Control” shall mean the first to occur of:

(A)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, or (ii) a corporation owned directly or indirectly by the stockholders of the Holding Company in substantially the same proportions as their ownership of stock of the Holding Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Holding Company representing more than 50% of both (x) the total voting power of the then outstanding shares of capital stock of the Holding Company entitled to vote generally in the election of directors (the “Voting Stock”) and (y) the fair market value of the outstanding shares of capital stock of the Holding Company (“Economic Stock”);

(B)

Consummation of a reorganization, merger or consolidation, the sale or other disposition of all or substantially all of the assets of the Holding Company (in each such case, a “Business Combination”), unless all or substantially all of the individuals and entities who were the beneficial owners, respectively, of both the Voting Stock and the Economic Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of either (x) the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination or (y) the total fair market value represented by all the voting and nonvoting equity securities of the corporation resulting from the Business Combination (in each such case including, without limitation, an entity which as a result of the Business Combination owns the Holding Company or all or substantially all of the Holding Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination, of the Voting Stock and Economic Stock (combined) of the Holding Company; or

(C)	The stockholders of the Holding Company approve a plan of complete liquidation or dissolution of the Holding Company.

Lindsay Corby

The Holding Company Board has final authority to construe and interpret the provisions of the foregoing paragraphs (A), (B), and (C) and to determine whether, and the exact date on which, a “Change in Control” has been deemed to have occurred thereunder.

“Disability” shall have the meaning defined under Treasury Regulation Section 1.409A-3(i)(4).

“Good Reason” means the occurrence of any of the following without your written consent:  (A) any material reduction in your Base Salary; (B) any material adverse change by the Company in your title, position, authority or reporting relationships with the Company or (C) the Company’s requirement that you relocate your principal place of employment to a location in excess of fifty (50) miles from your principal work location on the date of the Agreement provided, “Good Reason” shall not exist unless and until you provide the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of the initial occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice.  You must terminate your employment within 120 days following the initial occurrence of such event for the termination to be on account of Good Reason.

EXHIBIT A

GENERAL RELEASE

1.In accordance with Section 7(c)(iii) of the employment agreement entered into by and among Byline Bancorp, Inc., Byline Bank (the “Company”) and Lindsay Corby (“Executive”) dated ___________, 2019 (“Employment Agreement”), Executive’s employment with the Company and all affiliates and subsidiaries terminated on _____________, 20__ (“Separation Date”).  As a condition of entitlement to, and in consideration for, the separation benefits described in Section 7(c) of the Employment Agreement, Executive, on behalf of herself, her spouse, family, agents, attorneys, heirs, executors, administrators, and anyone else who has or obtains any legal rights or claims through Executive, hereby waives and releases any and all claims and causes of action that Executive has or may have as of the day Executive signs this General Release, whether known or unknown, against the Company, Byline Bancorp, Inc. and any of their other affiliated, related or associated companies, subsidiaries, divisions, parents, predecessors, successors, current and former officers, members of their boards of directors, and all managers, employees, shareholders, agents, attorneys, representatives, insurance companies, insurers, and assigns of such named companies and entities (collectively, the “Released Parties”), arising from any reason or cause, including but not limited to Executive’s employment and Executive’s separation from employment.  The claims Executive is releasing include, but are not limited to, any and all allegations that the Company or the other Released Parties:

(a)have discriminated or retaliated against Executive in violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. section 1981), the Equal Pay Act of 1963, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Rehabilitation Act of 1973, the Older Worker’s Benefit Protection Act (OWBPA), the Illinois Human Rights Act, and any and all other applicable federal, state and local fair employment practices and discrimination laws, or on the basis of race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by federal, state or local law; or

(b)have violated any other employment-related laws including but not limited to the Family and Medical Leave Act (FMLA), the Employee Retirement Income Security Act (ERISA), the Worker Adjustment and Retraining Notification Act (WARN Act), or any federal, state or local laws or statutes whether employment related or not; or

(c)have violated personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; or

(d)have violated 31 U.S.C. §§ 3730(h)(1) and (2) of the False Claims Act and similar state or local statutes; or

(e)have violated public policy or statutory or common law, including claims for:  personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention, or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract or prospective economic advantage; negligence; detrimental reliance; loss of consortium to Executive or any member of Executive’s family; and/or promissory estoppel; or

(f)are in any way obligated for any reason to pay Executive damages, expenses, litigation costs (including attorneys’ fees), back pay, front pay, disability or other benefits, compensatory damages, punitive damages, and/or interest.

ADDITIONALLY, THIS AGREEMENT SPECIFICALLY WAIVES ALL OF EXECUTIVE’S RIGHTS AND POTENTIAL CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 621 et seq.), AS AMENDED, AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT, AS AMENDED.  In connection with this age discrimination waiver, Executive acknowledges and agrees to the following:

(i)Executive is not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Agreement is executed, or any rights or claims to test the knowing and voluntary nature of this Agreement under the Older Workers’ Benefit Protection Act, as amended.

(ii)Executive acknowledges that this Agreement provides Executive consideration that is in addition to anything of value to which Executive is already entitled.

(iii)Executive acknowledges that by this Agreement, Executive was encouraged and advised in writing to consult counsel by the Company prior to signing this Agreement and has done so.

(iv)Executive further understands that Executive was given forty-five (45) days to consider this Agreement.

(v)Executive further understands that she may revoke this Agreement at any time within seven days after she signs it, and that this Agreement shall not become effective or enforceable until the 7-day revocation period has expired.  If Executive desires to revoke this Agreement during the 7 days after signing it, she shall do so by sending written notice of same to the attention of        [Name], Director of Human Resources, Byline Bank, 180 North LaSalle Street, Suite 300, Chicago, Illinois 60601, certified mail, return receipt requested, within that 7-day period.  This General Release shall become effective, and the Company’s obligations under Section 7(c) of the Employment Agreement binding, on the day following expiration of such revocation period provided that this Agreement is not revoked.

(vi)If Executive signs this Agreement prior to the end of the 45-day time period, Executive certifies that, in accordance with 29 CFR §1625.22(e)(6), Executive knowingly and voluntarily decided to sign the Agreement after considering it less than 21 days and her decision to do so was not induced by the Released Parties through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 45-day time period.

(vii)Executive has carefully read and fully understands all of the provisions and effects of this Agreement and she knowingly and voluntarily entered into all of the terms set forth in this Agreement.

(viii)Executive knowingly and voluntarily intends to be legally bound by all of the terms set forth in this Agreement.

(ix)Executive relied solely and completely upon her own judgment or the advice of her attorney(s) in entering into this Agreement.

(x)Executive is, through this Agreement, releasing the Released Parties from any and all claims Executive may have against the Released Parties, relating to her employment and separation, including claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et. seq.).

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2.Exclusions from General Release.  Excluded from the general release in Section 1 are (a) any claims or rights that cannot be waived by law, (b) any claims that arise after the date this General Release is executed, (c) Executive’s right to file a workers’ compensation claim, and (d) Executive’s rights to indemnification and coverage under any applicable directors and officers liability insurance in accordance with Section 12 of the Employment Agreement.  Also excluded from the General Release is Executive’s right to file a charge with an administrative agency or participate in any agency investigation.  Executive is, however, waiving her right to recover any money in connection with such a charge or investigation.  Except for any claims or rights that cannot be waived by law, Executive also is waiving her right to recover money in connection with a charge or legal action filed by any other individual or by the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local agency.  Finally, Executive acknowledges by her acceptance of the consideration provided under this Agreement, that Executive has previously been paid for all wages due, including any amounts for any vested wages, benefits or other incentive compensation payable through the date of termination of Executive’s employment.

3.Confidentiality.  Executive shall keep all of the terms of this General Release confidential, including but not limited to the fact and amount(s) of the payments and benefits referred to herein, except as required by law and except that Executive may disclose such information to her immediate family members, attorneys, and tax advisors, provided that if such person is not bound by professional rules of conduct to maintain the confidentiality of such information Executive shall first secure the person’s agreement to not disclose such information to others, and on the condition that any disclosure by any of those persons not required by law shall be deemed a breach of this General Release as if Executive personally made such disclosure.  For its part the Company will keep the terms of this Agreement confidential except that it may disclose same to those with a need to know or who are reasonably necessary to execute the Agreement or comply with its terms or for other legitimate business purposes.

4.Restrictive Covenants Affirmed.  Executive acknowledges and reaffirms that she is bound by certain restrictive covenants pursuant to the Agreement Protecting Company Interests entered into pursuant to Section 8 of the Employment Agreement, the terms of which are incorporated by reference herein.

5.Company Property. To the extent that Executive has not already done so as of the date of this General Release, prior to commencement of any payments due hereunder, Executive shall return to the Company all Company property in her possession or control.

6.Section 409A. The intent of the parties is that payments and benefits under this General Release either comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or be exempt from the application of Section 409A and, accordingly, to the maximum extent permitted, this General Release shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the undersigned and the Company of the applicable provision without violating the provisions of Section 409A.

7.Miscellaneous. All payments to be made or benefits to be provided to Executive in accordance with this General Release shall be made net of all applicable income and employment taxes required to be withheld from such payments.  This General Release shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflicts of law principles.

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IN WITNESS WHEREOF, this General Release has been executed by Executive:

, 20__

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